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Exhibit 99.1

[Coors Brewing Company letterhead]

        April 9, 2004

Dear Friend and Colleague:

        As you no doubt have heard, Pete Coors plans to run for election to the U.S. Senate. A formal announcement is expected next week. I know this has received a great deal of media coverage and that it has raised some questions about what role he will play in the future at Coors Brewing Company. I want to directly address this with you and give you the following information:

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  Pete plans to remain Chairman of the Boards of Adolph Coors Company and Coors Brewing Company throughout the campaign. This is not an employee position.

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  Pete will continue to be one of the five Trustees of the Adolph Coors Jr. Trust, which holds the Company's Class A stock, and which has voting control of Adolph Coors Company.

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  As a candidate for public office, Pete plans to go on an unpaid leave of absence as an executive employee during the campaign.

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  Pete has reiterated the Coors' family commitment to the Company and the beer business. As you know, this is a commitment and relationship that goes back more than 130 years. Additionally, Coors family members other than Pete continue to be active in and committed to the business.

        As we discussed just a few weeks ago at the distributor convention, the Coors leadership team is confident in our long-term vision and strategy, which is designed to help us become a top-five global brewer.

        In fact, Pete particularly emphasized to me the regard and great confidence he has in our management team and our ability to achieve this vision and strategy.

        I recognize that this recent news coverage may be creating some uncertainty, but I urge you to remain focused on the task at hand—just as we are doing here at Coors. Coors knows what it has to do to succeed—driving our core brands, building and strengthening our partnerships, improving our efficiency and service, and fostering a winning culture—and we will continue to go out and do it each and every day.

        We are moving forward with purpose and confidence. I am certain that together we can achieve our goals.

Sincerely,

Leo Kiely
President and Chief Executive Officer

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  Exhibit 99.1